Exhibit 10.30

EXECUTION COPY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 26, 2001, between GLOBAL PAYMENTS INC., a Georgia corporation, as Borrower, and SUNTRUST BANK, a Georgia banking corporation, as Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender establish in its favor a revolving credit facility in order to provide the Borrower a source of working capital and other funds for general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Lender has agreed to establish such revolving credit facility on the terms, and subject to the conditions and requirements, set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1.    Definitions.    The terms as defined in this Section 1.1 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquired Entity” means the assets, in the case of an acquisition of assets, or Capital Stock (or, if the context requires, the Person that is the issuer of such Capital Stock), in the case of an acquisition of Capital Stock, acquired by the Borrower or any of its Subsidiaries pursuant to an Acquisition permitted by Section 5.3 hereof.

“Acquired Entity EBITDA” means, with respect to any Acquired Entity for any period, the net income of such Acquired Entity for such period plus to the extent deducted in the determination of such Acquired Entity’s net income, the sum of such Acquired Entity’s (a) aggregate amount of income tax expense for such period, (b) aggregate amount of interest expense for such period, and (c) aggregate amount of depreciation and amortization, all for such period and as determined in accordance with GAAP, provided that there shall be excluded from the determination of such Acquired Entity’s net income (x) the net income (or loss) attributable to all joint ventures and non-wholly owned subsidiaries of such Acquired Entity that are subject to restrictions as to distribution of funds from such entities to the Acquired Entity or any of its wholly owned subsidiaries, to the extent that cash has not actually been distributed to such Acquired Entity or its wholly owned subsidiary, and (y) all non-cash gains or losses.

“Advance” shall mean any portion of the principal balance hereof disbursed to the Borrower hereunder pursuant to the Commitment (and, in the case of a Eurodollar Advance, the conversion or continuation thereof). An Advance may be either a “Eurodollar Advance” if interest accrues base on the Eurodollar Rate (except as otherwise provided in Section 2.14) or a “Base Rate Advance” if interest accrues based on the Alternate Base Rate.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto and all restatements hereof.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus ½%.

“Amendment No. 3” shall mean Amendment No. 3 to the Syndicated Credit Agreement dated as of July 26, 2001.

“Borrower” means Global Payments Inc., a Georgia corporation, and its successors and permitted assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2(e).

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta for the conduct of substantially all of their commercial lending activities.

“Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to NDPS by the Canadian Seller providing for short-term advances to NDPS made in respect of the Canadian Receivables, with the obligations of NDPS under such credit facility to be Guaranteed by the Borrower and the Subsidiary Guarantors, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification is not on terms or otherwise less favorable in any material respect to the Lender.

“Capital Stock” means any nonredeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Consolidated Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Capitalized Lease” of a Person means any lease of property, whether real property or personalty, by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Closing Date” means January 31, 2001, the date on which all conditions set forth in Section 3.1 of the Syndicated Credit Agreement were fulfilled.

“Commitment” means the obligation of the Lender to make Advances in an aggregate amount equal to $25,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit B hereto, signed by the chief financial officer, chief accounting officer, or vice president of finance & planning of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

“Consolidated Adjusted EBITDA” means, as at any date of determination for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP, the Consolidated Net Income of the Borrower for such period, plus (a) to the extent deducted from revenues in determining such Consolidated Net Income, (i) Consolidated Interest Expense for such period, (ii) expense for income taxes paid or accrued during such period, (iii) depreciation during such period, and (iv) amortization for such period, plus, without duplication (b) any Acquired Entity EBITDA during such period calculated on a pro forma basis as of the first day of such period.

“Consolidated Debt” means at any date all Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITR” means, as at any date of determination for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP, Consolidated Net Income of the Borrower for such period, plus to the extent deducted from revenues in determining such Consolidated Net Income, (i) Consolidated Fixed Charges for such period, and (ii) expenses for income taxes paid or accrued during such period.

“Consolidated Fixed Charges” means, without duplication, as at any date of determination for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP, the sum of (i) Consolidated Interest Expense, and (ii) all payment obligations of the Borrower and its Consolidated Subsidiaries under all Operating Leases.

“Consolidated Interest Expense” means, as at any date of determination for any period, without duplication, interest, whether expensed or capitalized, in respect of outstanding Consolidated Debt of the Borrower and its Consolidated Subsidiaries during such period; provided that, in determining Consolidated Interest Expense, interest on Debt referred to in clauses (viii) and (ix) of the definition of Debt shall only be included to the extent that the Borrower’s or any Consolidated Subsidiary’s obligation to pay such Debt is not contingent in nature, as of any date of determination.

“Consolidated Net Income” means, as at any date of determination for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period, but excluding (i) non-cash gains and losses, and (ii) any equity interests of the Borrower or any Consolidated Subsidiary in the unremitted earnings and losses of any Person that is not a Consolidated Subsidiary.

“Consolidated Net Worth” means, at any date, the shareholders’ (or in the case of a partnership or limited liability company, the partners’ or the members’) equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date; provided, however, that Comerica shall be treated as a Consolidated Subsidiary only for purposes of determining the Borrower’s Status pursuant to Sections 6.1, 6.2 and 6.3.

“Consolidated Total Debt” means at any date, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date and in accordance with GAAP, Consolidated Debt (excluding therefrom, however, Guarantees of Debt of the Borrower or any of its Consolidated Subsidiaries, respectively, by the Borrower or any such Consolidated Subsidiary).

“Conversion/Continuation Notice” is defined in Section 2.2(f).

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases and leases (so-called “synthetic leases”) that are treated as finance leases for tax purposes but that do not constitute Capitalized Leases under generally accepted accounting principles, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person, (vii) all obligations (regardless of whether contingent or absolute) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of NDPS, the Borrower and the Subsidiary Guarantors (without duplication) under the Canadian Receivables Credit Facility, (xi) the present value of estimated future payments payable in connection with earn-out agreements executed in connection with Acquisitions by such Person, and (xii) the Net Mark-to-Market Exposure of such Person under all Rate Management Transactions, all as determined in accordance with GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date on which all conditions set forth in Section 3.1 of this Agreement were fulfilled.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on the Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Lender for any reason, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Lender, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Lender to be the rate at which the Lender offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 10:00 a.m. (New York time) two (2) Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of the Lender’s Eurodollar Advance and having a maturity equal to such Eurodollar Interest Period.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of fourteen days or one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Each Eurodollar Interest Period of one, two, three or six months shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) 1.50% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

“Event of Default” has the meaning set forth in Section 7.1.

“Facility Termination Date” means (i) January 31, 2003 or any later date to which the Facility Termination Date may be extended in accordance with Section 2.18, or (ii) any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms of this Agreement.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Atlanta time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter of the Borrower, for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters, of (i) Consolidated EBITR for such period to (ii) Consolidated Fixed Charges for such period.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.2, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Lender” means SunTrust Bank and its successors and permitted assigns.

“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of Consolidated Total Debt as of such date to Consolidated Adjusted EBITDA for such Fiscal Quarter and the immediately preceding three Fiscal Quarters. For purposes of the foregoing calculation, the Debt described in clause (x) of the definition of “Debt” shall be included in Consolidated Total Debt at a level equal to the weighted average outstanding principal amount thereof during the Fiscal Quarter then ending.

“Loan Documents” means this Agreement, the Note, and all other documents and agreements contemplated hereby and executed by the Borrower in favor of the Lender.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under the Loan Documents, or the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles 5 and 6 hereof, including any covenants incorporated by reference in Article 5), as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Mark-to-Market Exposure” means, with respect to any Person as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination and on the same terms thereof (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination and on the same terms thereof (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds of Capital Stock” means any proceeds received or deemed received by the Borrower or its Consolidated Subsidiary in respect of the issuance or sale of Capital Stock or conversion of any Debt to Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with such issuance or sale of such Capital Stock or conversion of such Debt. In the case of an Acquisition where some or all of the consideration for the Acquisition is Capital Stock, the amount of proceeds received or deemed received in respect of such Capital Stock shall be equal to the shareholders’ (or in the case of a partnership or limited liability company, the partners’ or members’) equity of the Acquired Entity immediately following the Acquisition, as determined in accordance with GAAP, less all non-cash, non-recurring charges required or appropriate under GAAP to be taken by the Borrower and its Consolidated Subsidiaries as a result of the Acquisition, provided that in no instance shall “Net Proceeds of Capital Stock” as so calculated be less than zero.

“Note” means the revolving credit note substantially in the form of Exhibit A attached hereto, as such Note may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on all Advances, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender, or any indemnified party hereunder arising under the Loan Documents.

“Payment Date” means the first Business Day of each calendar quarter, beginning with the calendar quarter commencing October 1, 2001.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent company (which is not necessarily the lowest charged to any customer), changing when and as said prime rate changes.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any counterparty which is a rate swap, basis swap, forward rate transaction, commodity swap, equity or equity index swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices or other financial measures.

“Reserve Requirement” means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Eurocurrency liabilities (in the case of Eurodollar Advances).

“Syndicated Credit Agreement” shall mean that certain Credit Agreement dated as of January 31, 2001, among Global Payments Inc., a Georgia corporation, as Borrower, the banks and other financial institutions listed on the signature pages hereof, as Lenders, Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Administrative Agent, Swing Line Lender and LC Issuer, SunTrust Bank, a Georgia banking corporation, as Documentation Agent, and Wachovia Bank, N.A., a national banking association, as Syndication Agent, as amended by Amendment No. 1 to Credit Agreement effective as of March 20, 2001, Amendment No. 2 to Credit Agreement dated as of May 14, 2001 and Amendment No. 3 dated as of July 26, 2001, as further amended, amended and restated, supplemented or otherwise modified.

SECTION 1.2.    Accounting Terms and Determinations.    Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender (or, prior to delivery of the initial set of audited consolidated financial statements of the Borrower, consistent with the most recent audited consolidated financial statements of NDC), unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if such objection is made in respect of the first financial statements delivered under Section 5.1, shall mean the financial statements referred to in Section 4.4 of the Syndicated Credit Agreement).

SECTION 1.3.    References.    Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, “Sections” and other Subdivisions are references to Articles, exhibits, schedules, sections and other subdivisions hereof.

SECTION 1.4.    Use of Defined Terms.    All defined terms that are used in this Agreement that are not otherwise defined herein shall have the same meanings set forth in the Syndicated Credit Agreement on the Effective Date; provided, that the amendments to the defined terms “Aggregate Subsidiary Threshold”, “Single Subsidiary Threshold” and “Permitted GPS Investment” shall automatically be amended to have the meanings set forth in Section 4 of Amendment No. 3 upon the occurrence of the “Amendment No. 3 Prospective Effective Date” (as defined in Amendment No. 3).

SECTION 1.5.    Terminology.

(a)    General.    All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

(b)    Special Corporate Terminology.    All references to corporate nature, the capital stock, stockholders, directors, articles or certificate of incorporation and by-laws, or such similar terms, of any Person shall, if such Person is a limited liability company, refer respectively to the limited liability company nature, the equity interest, members, managing member, articles of organization and operating agreement of such Person. In addition, after a Permitted LLC Conversion, all references to GPS’s limited liability status, equity interest, members, managing member, articles of organization and operating agreement shall be deemed to refer respectively to GPS’s corporate nature, the capital stock, stockholders, directors, articles or certificate of incorporation and by-laws.

ARTICLE 2

THE FACILITY

SECTION 2.1.    Availability of Facility.    Subject to the terms and conditions of this Agreement, the revolving credit facility is available from the date of this Agreement to the Facility Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.

SECTION 2.2.    Advances.

(a)    Commitment.    From and including the date of this Agreement and prior to the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding an amount equal to the Commitment.

(b)    Required Payments; Termination.    The Borrower agrees to pay all outstanding Advances and all other unpaid Obligations in full on the Facility Termination Date. The Commitment shall expire on the Facility Termination Date.

(c)    Types of Advances.    Advances may be Eurodollar Advances, Base Rate Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.2(e) and 2.2(f).

(d)    Minimum Amount of Each Advance; Maximum Number of Advances.    Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Base Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); provided, however, that any Base Rate Advance may be in the amount of the then available Commitment, and any Eurodollar Advance may be in the amount of the then available Commitment so long as such Eurodollar Advance is not less than $1,000,000; and provided, further, that the total number of Advances outstanding at any time shall not exceed six (6) (with all Base Rate Advances for purposes of the foregoing limitation being deemed to constitute a single Advance).

(e)    Method of Selecting Types and Interest Periods for New Advances.    The Borrower shall select whether any Advance shall be a Base Rate Advance or a Eurodollar Advance, and, in the case of each Eurodollar Advance, the Interest Period applicable to each such Eurodollar Advance from time to time. The Borrower shall give the Lender irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Atlanta time) of the Borrowing Date of each Base Rate Advance and two Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)    the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the amount of such Advance,

(iii)	whether such Advance shall be a Base Rate Advance or a Eurodollar Advance, and

(iv)	in the case of a Eurodollar Advance, the Interest Period applicable thereto.

The Lender will make the proceeds of each Advance available to the Borrower not later than 2:00 p.m. (Atlanta time) on such date at any account of the Borrower so designated to the Lender in such Borrowing Notice.

(f)    Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Base Rate Advance unless the Borrower shall have given the Lender a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Base Rate Advance. Subject to the terms of Section 2.2(d), the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurodollar Advance or a Eurodollar Advance into a Base Rate Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Atlanta time) at least one Business Day, in the case of a conversion into a Base Rate Advance, or two Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date (which shall be a Business Day) of such conversion or continuation;

(ii)	the Advance to be converted or continued and whether such Advance is to be converted into a Base Rate Advance or a Eurodollar Advance or continued as a Eurodollar Advance; and

(iii)	in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

SECTION 2.3.    Commitment Fee.    The Borrower agrees to pay to the Lender a commitment fee equal to the amount of the unused Commitment in effect from time to time multiplied by 0.25% per annum, payable quarterly in arrears on each Payment Date commencing October 1, 2001, and on the Facility Termination Date.

SECTION 2.4.    Reductions in Commitment.    The Borrower may, at its option, permanently reduce the Commitment in whole or in part, in a minimum amount of $1,000,000 and in integral multiples of $500,000, upon at least three Business Days’ written notice to the Lender, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Commitment may not be reduced below the aggregate Advances outstanding at such time.

SECTION 2.5.    Principal Prepayments.    The Borrower may, at its option, from time to time pay, without penalty or premium, any outstanding Base Rate Advance in full, or in part in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, upon one Business Day’s prior notice to the Lender. Any Eurodollar Advance may be paid in full, or in part in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, upon two Business Days’ prior notice to the Lender (i) without penalty or premium if paid on the last day of an applicable Interest Period, or (ii) with payment of all applicable amounts specified in Section 2.15 if paid on any other day.

SECTION 2.6.    Changes in Interest Rate, etc.    Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Base Rate Advance is made or is converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.2(f) to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2(f) hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on any Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date.

SECTION 2.7.    Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.2, during the continuance of a Default or Event of Default the Lender may, at its option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that (x) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (y) each Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum, provided that during the continuance of an Event of Default under Section 7.1(f) or (g), the interest rates and fees set forth in the preceding clauses (x) and (y) shall be applicable to all Advances without any election or action on the part of the Lender.

SECTION 2.8.    Method of Payment.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at its address specified pursuant to Article 8, or at any other office of the Lender specified in writing by the Lender to the Borrower, by 4:00 p.m. (Atlanta, Georgia time) on the date when due. The Lender is hereby authorized to charge any account of the Borrower maintained with the

Lender for each payment of principal, interest, fees and other Obligations as it becomes due hereunder.

SECTION 2.9.    Noteless Agreement; Evidence of Indebtedness.

(a)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Advance made by the Lender hereunder from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b)    The entries maintained in the account or accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such account or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c)    The Lender may, at any time, request that the Advances be evidenced by the Note. In such event, the Borrower shall prepare, execute and deliver to the Lender the Note. Thereafter, the Advances evidenced by the Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.6, except to the extent that the Lender or assignee subsequently returns such Note for cancellation and requests that its Commitment (and the Advances made thereunder) once again be evidenced as described in paragraphs (a) and (b) above.

SECTION 2.10.    Telephonic Notices.    The Borrower hereby authorizes the Lender to extend, convert or continue Advances and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

SECTION 2.11.    Interest Payment Dates; Interest and Fee Basis.    The Borrower agrees to pay interest accrued on each Base Rate Advance on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Base Rate Advance is paid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. The Borrower agrees to pay interest accrued on each Eurodollar Advance on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is paid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Base Rate Advances shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance or any fees or other Obligations hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

SECTION 2.12.    Yield Protection.    If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of the Lender therewith,

(i)
subjects the Lender or its applicable lending office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Lender or its applicable lending office imposed by the jurisdiction or taxing authority in which its principal executive office or such lending office is located), or changes the basis of taxation of payments to the Lender in respect of the Advances or other amounts due it hereunder, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or its applicable lending office (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)
imposes any other condition the result of which is to increase the cost to the Lender or its applicable lending office of making, funding or maintaining the Advances, or reduces any amount receivable by the Lender or its applicable lending office in connection with the Advances, or requires the Lender or its applicable lending office to make any payment calculated by reference to the amount of Advances held or interest received by it, by an amount deemed material by it, and the result of any of the foregoing is to increase the cost to the Lender or its applicable lending office, as the case may be, of making or maintaining Eurodollar Advances or the Commitment or to reduce the return received by the Lender or its applicable lending office, as the case may be, in connection with Eurodollar Advances or the Commitment, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate it for such increased cost or reduction in amount received.

SECTION 2.13.    Changes in Capital Adequacy Regulations.    If the Lender determines the amount of capital required or expected to be maintained by the Lender, or its applicable lending office, or any corporation controlling the Lender is increased as a result of a Change, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the outstanding Advances or the Commitment hereunder (after taking into account the Lender’s, policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or its applicable lending office or any corporation controlling the Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

SECTION 2.14.    Availability of Types of Advances.    If the Lender determines that maintenance of its Eurodollar Advances at a suitable lending office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Lender determines that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Eurodollar Advance does not accurately reflect the cost of making or maintaining such Eurodollar Advance, then the Lender shall suspend the availability of the Eurodollar Advance and require any Eurodollar Advances to be repaid or promptly converted into a Base Rate Advance.

SECTION 2.15.    Funding Indemnification.    If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or if the Borrower fails to make a prepayment of a Eurodollar Advance on the date specified in any notice given in respect of such prepayment, or if a Eurodollar Advance is not made on the date specified by the Borrower in any notice given in respect of such Eurodollar Advance for any reason other than default by the Lender, the Borrower will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any lost profits and any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

SECTION 2.16.    Lending Offices; Lender Statements; Survival of Indemnity.    To the extent reasonably possible, the Lender shall designate an alternate lending office with respect to its Eurodollar Advances to reduce any liability of the Borrower to it under Sections 2.12 and 2.13 or to avoid the unavailability of a type of Advance under Section 2.14, so long as such designation is not disadvantageous to it in its reasonable judgment. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 2.12, 2.13, or 2.15. Such written statement shall set forth in reasonable detail the calculations upon which it determined such amount and shall be conclusive in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though the Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the

Eurodollar Rate applicable to such Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.12, 2.13, and 2.15 shall survive payment of the Obligations and termination of this Agreement.

SECTION 2.17.    Taxes.

(a)    All payments by the Borrower to or for the account of the Lender hereunder or under the Note or any Advance shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)    In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or any Advance or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note (“Other Taxes”).

(c)    The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.17) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Lender makes demand therefor pursuant to this Section 2.17.

SECTION 2.18.    Extension of Facility Termination Date.    The Borrower may request a 180-day extension of the Facility Termination Date by submitting a request for an extension to the Lender (an “Extension Request”) no more than 60 days and no less than 45 days prior to the first anniversary of the Closing Date. The Lender may approve in its sole discretion such Extension Request and shall notify the Borrower within 30 days prior to such first anniversary of the Closing Date of the new Facility Termination Date; provided, that the failure of the Lender to notify the Borrower shall be deemed to be a denial of such extension request.

ARTICLE 3

CONDITIONS TO ADVANCES

SECTION 3.1.    Conditions to First Advance.    The obligation of the Lender to make the first Advance is subject to the satisfaction of the conditions set forth in this Section 3.1 and in Section 3.2, and receipt by the Lender of the following:

(a)    this Agreement, duly executed by the Borrower;

(b)    a duly executed Note for the account of the Lender;

(c)    the opinions of (i) Suellyn P. Tornay, general counsel of the Borrower, and (ii) Alston & Bird, LLP, special counsel for the Borrower, in each case dated as of the date hereof, substantially in the forms of their respective opinions delivered pursuant to the Syndicated Credit Agreement, and covering such additional matters relating to the transactions contemplated hereby as the Lender may reasonably request;

(d)    a certificate, dated as of the date hereof, signed on behalf of the Borrower by its principal financial officer, to the effect that (i) no Default or Event of Default has occurred and is continuing on such date, (ii) the representations and warranties of the Borrower contained in Article 4 (including those representations and warranties incorporated by reference from the Syndicated Credit Agreement) are true on and as of such date, and (iii) all conditions to such Advance pursuant to this Article 3 have been satisfied as of such date;

(e)    all documents which the Lender may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to the Lender, including, without limitation, a certificate of the Borrower signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the certificate of incorporation of the Borrower (or a statement to the effect that such certificate has not been amended since the Closing Date and remains in full force and effect in the exact form as delivered pursuant to the Syndicated Credit Agreement), (ii) the by-laws of the Borrower (or a statement to the effect that such by-laws have not been amended since the Closing Date and remain in full force and effect in the exact form as delivered pursuant to the Syndicated Credit Agreement), (iii) a certificate of the Secretary of State of the jurisdiction of organization of the Borrower as to the good standing of the Borrower in such jurisdiction and a certificate of the Secretary of State of Georgia as to the Borrower’s good standing in such jurisdiction, and (iv) the action taken by the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which it is a party;

(f)    the Lender’s form disbursement/transfer agreement, duly completed and executed by the Borrower;

(g)    all other documents, certificates, and other information as the Lender may reasonably request.

In addition, each of the following conditions shall have been satisfied on such date:

(h)    since May 31, 2001, there shall have occurred no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, that have had, or are reasonably expected to have, a Material Adverse Effect (and for purposes of the foregoing, an Acquisition by the Borrower otherwise permitted by the terms of this Agreement shall not be deemed to have had such a Material Adverse Effect at the time of the Acquisition);

(i)    all fees, costs and expenses (including the closing fee agreed to by the Borrower and all fees and expenses of counsel to the Lender (not to exceed $10,000)) required to be paid on the date of this Agreement shall have been paid and satisfied in full.

SECTION 3.2.     Conditions to All Advances.    The obligation of the Lender to make any Advance is subject to the satisfaction of the following conditions:

(a)    receipt by the Lender of a Borrowing Notice;

(b)    the fact that, immediately after such Advance, no Default or Event of Default shall have occurred and be continuing;

(c)    the fact that the representations and warranties of the Borrower contained in Article 4 of this Agreement (including those representations and warranties incorporated by reference from the Syndicated Credit Agreement) shall be true on and as of the date of such Advance except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date;

(d)    the fact that, immediately after such Advance, the aggregate outstanding Advances will not exceed the Commitment; and

(e)    since May 31, 2001, there shall have been no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, which have had, or could reasonably be expected to have, a Material Adverse Effect (and for purposes of the foregoing, an Acquisition by the Borrower otherwise permitted by the terms of this Agreement shall not be deemed to have such a Material Adverse Effect at the time of the Acquisition thereof).

Each request for an Advance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such request and the date of such Advance as to the facts specified in paragraphs (b), (c), (d) and (e) of this Section 3.2.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

On the Effective Date, and at such other times as specified in Section 3.2, the Borrower represents and warrants to the Lender that:

SECTION 4.1.    Existence and Power.    The Borrower (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified to transact business in every jurisdiction set forth on Schedule 4.1 attached to the Syndicated Credit Agreement, and the failure of the Borrower to be so qualified in any other jurisdiction could not reasonably be expected to have or cause a Material Adverse Effect, and (iii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any such licenses, authorizations, consents and approvals could not reasonably be expected to have or cause a Material Adverse Effect.

SECTION 4.2.    Organizational and Governmental Authorization; No Contravention.    The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents (i) are within the Borrower’s powers as a corporation or limited liability company, as the case may be, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower’s organizational documents or of any material agreement (including without limitation the Syndicated Credit Agreement), judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.3.    Binding Effect.    This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Note and the other Loan Documents to which the Borrower is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with its terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency, fraudulent transfer, and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.4.    Representations Incorporated By Reference.    The representations and warranties made by the Borrower in Sections 4.4 through 4.10, Sections 4.13 through 4.15 and Section 4.17 of the Syndicated Credit Agreement (including all schedules attached thereto that are referenced therein) shall be incorporated into this Agreement by reference and shall be deemed made on and as of the Effective Date as if set forth herein; provided, that any references to “Material Adverse Effect” in such incorporated provisions shall mean a “Material Adverse Effect” as defined herein.

SECTION 4.5.    No Default.    Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.6.    Full Disclosure.    All financial statements, reports, certificates, and other information (whether written or, in the case of information furnished by any Designated Officer, oral) heretofore furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding any superseded information corrected or updated by delivery to the Lender, prior to the Effective Date, of corrected, updated or restated information) is, and all such information hereafter furnished by such representatives of the Borrower to the Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lender in writing any and all facts known to the Borrower, after due inquiry, which could reasonably be expected to have or cause a Material Adverse Effect.

SECTION 4.7.    Insolvency.    After giving effect to the execution and delivery of this Agreement and the Note and the making of the Advances under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower agrees that, from and after the Effective Date and for so long as the Commitment is outstanding, or any amount payable under any Obligation hereunder remains unpaid,

SECTION 5.1.    Information.    The Borrower will deliver to the Lender:

(a)    the financial statements and all other information required to be delivered pursuant to Sections 5.1(a), (b) and (d) through (l) of the Syndicated Credit Agreement at the same time as required therein; provided, that as long as the Lender is a lender under the Syndicated Credit Agreement, the Borrower may satisfy the requirements of this provision by delivery of said financial statements and such other information under the Syndicated Credit Agreement; provided further, that any references to “Default” or “Event of Default” in such incorporated provisions shall, for purposes hereof, refer to a “Default” or “Event of Default” under this Agreement;

(b)    simultaneously with the delivery of each set of financial statements referred to in subsection (a) above, a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Sections 6.1, 6.2 and 6.3 hereof on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

SECTION 5.2.    Use of Proceeds.    The proceeds of the Advances shall be used for working capital and othergeneral corporate purposes, in each case to the extent not otherwise prohibited herein (including, without limitation, pursuant to Section 5.3(b) hereof). No portion of the proceeds of the Advances will be used by the Borrower (i) in connection with any hostile tender offer for, or other hostile acquisition of, stock (or in the case of a limited liability company, the members’ equivalent equity interest) of any corporation or limited liability company with a view towards obtaining control of such other corporation or limited liability company, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

SECTION 5.3.    Investments; Acquisitions.

(a)    Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section 6.5 of the Syndicated Credit Agreement and except the following Investments (provided such Investments do not violate Section 5.3(b) hereof):

(i)    absent the existence of a Default or Event of Default, Restricted Investments;

(ii)    Investments in Subsidiaries (including, without limitation, any Person becoming a Subsidiary as a result of such Investment pursuant to an Acquisition otherwise permitted pursuant to Section 5.3(b) hereof) other than members of the GPS Group; provided, that on and as of the “Amendment No. 3 Prospective Effective Date” (as defined in Amendment No. 3), the words “other than members of the GPS Group” shall automatically be deleted.

(iii)    Guarantees (A) by the Borrower and NDC for the benefit of GPS and Comerica in existence as of August 31, 1997, of obligations in amounts not greater than the amounts guaranteed thereunder as of August 31, 1997, (B) by the Borrower and NDC for certain obligations of Technology Sales and Leasing Co., Inc., and any other Subsidiary (other than a Subsidiary that is a member of the GPS Group) in connection with the Equipment Lease Agreements, but solely to the extent that such Guarantees and the Debt Guaranteed pursuant thereto are not prohibited by any other terms of this Agreement, (C) by the Borrower and its Subsidiaries of obligations of other Subsidiaries of the Borrower (other than Subsidiaries that are members of the GPS Group) of Debt that is not of the types described in clauses (i) through (iv) of the definition of the term “Debt”, provided that the obligations that are being Guaranteed are not prohibited by the terms of this Agreement, (D) by GPS of obligations of other members of the GPS Group, and (E) by the Borrower and the Subsidiary Guarantors in respect of the Obligations hereunder; provided that (1) with respect to clause (A), the Borrower shall be obligated to obtain a release of such Guarantees without any further liability thereunder upon the Borrower and its Subsidiaries ceasing to be the Majority in Interest members of GPS, and (2) with respect to the preceding clauses (B), (C), and (D), no Default or Event of Default is in existence before or upon or after giving effect thereto;

(iv)    an Investment in Comerica not exceeding an aggregate amount outstanding of (A) $18,000,000 minus (B) outstanding loans or advances made under Section 6.5 (vi) of the Syndicated Credit Agreement;

(v)    capital contributions of assets as permitted by Section 6.9(a) of the Syndicated Credit Agreement;

(vi)    Investments made in Subsidiaries of GPS by GPS or by other Subsidiaries of GPS;

(vii)    Investments made pursuant to an Acquisition otherwise permitted pursuant to Section 5.3(b) hereof; provided, that on and as of the “Amendment No. 3 Prospective Effective Date” (as defined in Amendment No. 3), this clause shall read as follows: “Investments made pursuant to the GPS Buyout and any Acquisition otherwise permitted by Section 5.3(b) hereof”;

(viii)    Investments in any members of the GPS Group made as a portion of the Permitted GPS Investment;

(ix)    Investments in existence on the Closing Date and described on Schedule 6.6 attached to the Syndicated Credit Agreement; and

(x)    Other Investments not described in the preceding clauses (i) through (viii) made in an aggregate amount not to exceed (x) for the period from the Closing Date through the end of the Borrower’s 2001 Fiscal Year, $10,000,000, and (y) for each subsequent Fiscal Year, the sum of (A) $10,000,000, and (B) the amount, if any, by which $10,000,000 exceeds the actual aggregate Investments made by the Borrower and its Subsidiaries pursuant to this clause (x) in the immediately preceding Fiscal Year (or, where such preceding Fiscal Year is the 2001 Fiscal Year, the period from the Closing Date through the end of such 2001 Fiscal Year).

(b)    Without the prior written consent of the Lender, the Borrower will not, nor will it permit any of its Subsidiaries to, acquire, whether directly or through the purchase of stock, convertible notes or otherwise, effect an Acquisition, or otherwise acquire any assets other than the loans, advances and investments permitted by Section 6.5 of the Syndicated Credit Agreement or Section 5.3(a) hereof, the assets of one of its Subsidiaries, or of fixed assets (which fixed assets do not constitute all or substantially all of the assets of the Person from whom such assets are acquired), unless in each case (i) such acquisition is of a business which is similar (as to product sold or service rendered) to the Borrower’s or any relevant Subsidiary’s, (ii) such acquisition is to be made upon a negotiated basis with the approval of the board of directors of the Person to be acquired, or of the percentage of ownership interests required by the charter documents of such Person to approve any such acquisition, (iii) for the Fiscal Year ending May 31, 2002, the Leverage Ratio on a pro forma basis for the most recent four Fiscal Quarters of the Borrower (after giving effect to such acquisition as of the first day of such period) is equal to or less than 1.75 to 1.00 (and, if requested by the Lender, the Borrower has provided to the Lender a certificate to such effect with supporting calculations) and the total amount of cash consideration paid (excluding cash consideration paid to National Bank of Canada in the NBC Acquisition), and Debt assumed or otherwise becoming part of Consolidated Total Debt (excluding Debt of NDPS arising pursuant to the Canadian Receivables Credit Facility or the CIBC/NDPS Acquisition Note), in such acquisition, together with the aggregate amount of such cash consideration and Debt in respect of all other acquisitions made during the then-current Fiscal Year shall not exceed $10,000,000, (iv) for the Fiscal Year ending May 31, 2003, the total amount of cash consideration paid (excluding cash consideration paid to National Bank of Canada in the NBC Acquisition), and Debt assumed or otherwise becoming part of Consolidated Total Debt (excluding Debt of NDPS arising pursuant to the Canadian Receivables Credit Facility or the CIBC/NDPS Acquisition Note), in such acquisition, together with the aggregate amount of such cash consideration and Debt in respect of all other acquisitions made during the then-current Fiscal Year, shall not exceed the following amounts based on the Leverage Ratio on a pro forma basis set forth below for the most recent four Fiscal Quarters of the Borrower after giving effect to such acquisition as of the first day of such period (and, if requested by the Lender, the Borrower shall provide to the Lender a certificate to such effect with supporting calculations):

Leverage Ratio	Aggregate Amount
>1.50 and ≤1.75	$10,000,000
>1.25 and ≤1.50	$25,000,000
≥1.25	$40,000,000

provided, that, in any case, the aggregate amount of such cash consideration and Debt in respect of all such acquisitions for the Fiscal Year ending May 31, 2003 shall not exceed $40,000,000; and (v) no Default or Event of Default shall be in existence or be caused thereby (which has not been specifically waived in writing pursuant to Section 8.5). If the Lender agrees (by waiver, amendment or otherwise) to permit such transactions hereunder to exceed the amounts set forth herein, the Lender agrees that it will not require the payment of any fee as a condition to such waiver or amendment.

SECTION 5.4.    Covenants Incorporated by Reference.    So long as the Commitment remains outstanding or any principal of and interest on any Advance or any other Obligation remains unpaid or unsatisfied, the Borrower hereby covenants and agrees that it shall comply with all covenants and agreements applicable to it contained in Sections 5.2, 5.4, 5.6 through 5.10, 6.4, 6.5, and 6.7 through 6.15 of the Syndicated Credit Agreement, which covenants and agreements are hereby incorporated by reference into this Agreement (other than the existing Section 6.9(a)(B) of the Syndicated Credit Agreement, which is specifically not incorporated by reference into this Agreement until such time as the “Amendment No. 3 Prospective Amendments” (as defined in Amendment No. 3) become effective, at which time the amended Section 6.9(a)(B) shall automatically become incorporated by reference into this Agreement).

Waivers and/or amendments of such covenants and agreements by the Lenders (or the Required Lenders) and/or Administrative Agent (on behalf of the Lenders or the Required Lenders) under the Syndicated Credit Agreement shall not operate to amend or waive such covenants and agreements as incorporated by reference herein unless the Lender, as a “Lender” under the Syndicated Credit Agreement, has agreed to any such waiver and/or amendment, in which case such waiver and/or amendment shall be automatically incorporated herein by reference (including without limitation the “Amendment No. 3 Prospective Amendments” (as defined in Amendment No. 3)). Such covenants and agreements shall survive any termination, cancellation, discharge or replacement of the Syndicated Credit Agreement, and if this Agreement remains outstanding after the Syndicated Credit Agreement has been cancelled or otherwise terminated or if the Lender is no longer a “Lender” thereunder for any reason, the Borrower shall, upon the request of the Lender, enter into an amendment to this Agreement to add (i) such covenants (with any amendments thereto that the Lender deems necessary and which are agreed upon by the Borrower), (ii) such additional Events of Default (to be substantially similar to those “Events of Default” in the Syndicated Credit Agreement, and (iii) such definitions that have been incorporated by reference pursuant to Section 1.4 to the Agreement.

ARTICLE 6

FINANCIAL COVENANTS

The Borrower agrees that, from and after the Effective Date and for so long as the Commitment is outstanding, or any amount payable under any Loan or any other Obligation hereunder remains unpaid:

SECTION 6.1.    Leverage Ratio.    The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 2.00 to 1.00 for the Fiscal Quarter just ended.

SECTION 6.2.    Minimum Consolidated Net Worth.    Consolidated Net Worth, as at the end of each Fiscal Quarter, will not be less than the sum of (i) $117,000,000 plus (ii) 50% of cumulative Consolidated Net Income of the Borrower earned in each Fiscal Quarter beginning with the first Fiscal Quarter ending after the Closing Date (taken as one accounting period), but excluding from such calculations of Consolidated Net Income for purposes of this clause (ii), any Fiscal Quarter in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative, plus (iii) 100% of the cumulative Net Proceeds of Capital Stock received or deemed received during any period after the Closing Date, calculated quarterly at the end of each Fiscal Quarter, plus (iv) 100% of the increase to Consolidated Net Worth resulting from the conversion of Debt into equity interests.

SECTION 6.3.    Fixed Charge Coverage Ratio.    The Fixed Charge Coverage Ratio at the end of each Fiscal Quarter shall not be less than 2.75 to 1.00 for the Fiscal Quarter just ended.

ARTICLE 7

DEFAULTS

SECTION 7.1.    Events of Default.    Each of the following events (“Events of Default”) shall constitute an Event of Default under this Agreement:

(a)    the Borrower shall fail to pay when due any principal of any Advance, or shall fail to pay any interest on any Advance within three Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

(b)    the Borrower shall fail to observe or perform any covenant contained in Section 5.3 or Sections 6.1 through 6.3 inclusive;

(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Lender or (ii) the Borrower otherwise becomes aware of any such failure; or

(d)    any representation, warranty, certification or statement made or incorporated by reference in Article 4 hereof, or in any certificate, financial statement or other document delivered (or deemed delivered) pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)    an “Event of Default” shall occur under the Syndicated Credit Agreement (regardless of whether any such “Event of Default” was waived by the “Required Lenders” or, if so required, by all “Lenders” thereunder, unless such waiver was consented to by SunTrust Bank, as a “Lender” thereunder); or

(f)    the Borrower or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(g)    an involuntary case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect.

SECTION 7.2.    Termination of Commitment; Acceleration.    If any Default or Event of Default described in Section 7.1(f) or 7.1(g) occurs with respect to the Borrower, the obligations of the Lender to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default or Event of Default occurs, the Lender may (i) terminate or suspend the obligations of the Lender to make Advances hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

ARTICLE 8

MISCELLANEOUS

SECTION 8.1.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier or telex number set forth on the signature pages hereof or such other address or telecopier or telex number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopier is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Lender under Article 2 shall not be effective until received.

SECTION 8.2.    No Waivers.    No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.3.    Expenses; Documentary Taxes.    The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses of the Lender, including the fees and disbursements of the Lender’s counsel (including in-house counsel), in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereto or thereto, and (ii) if a Default or Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including reasonable out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any other Loan Documents.

SECTION 8.4.    Indemnification.

(a)    The Borrower shall indemnify the Lender and each affiliate of the Lender and their respective directors, officers, and employees (each an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any Advance hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing (an “Indemnity Proceeding”), and the Borrower shall reimburse each Indemnified Party, upon demand (but no more frequently than every Fiscal Quarter) for any reasonable expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding (“Claims and Expenses”); but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party; provided, that should the Borrower pay any amounts to the Lender due to this Section, and it shall be determined that the harm being indemnified against resulted from the Lender’s gross negligence or willful misconduct, then such party receiving such payment shall rebate such payment to the Borrower, together with interest thereon accruing at the Federal Funds Rate from the date such payment was made until the date such rebate is received by the Borrower (calculated for the actual number of days elapsed on the basis of a 365-day year).

(b)    If the Borrower is required to indemnify an Indemnified Party pursuant hereto and have provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(c)    If a claim is to be made by an Indemnified Party under this Section, the Indemnified Party shall give written notice to the Borrower promptly after the Indemnified Party receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought; provided, that, the failure to give such prompt notice shall not decrease the Claims and Expenses payable by the Borrower, except to the extent that such failure has caused the Borrower to forfeit any substantive right of a material nature. If requested by the Borrower in writing, and so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower has acknowledged in writing to the Indemnified Party that the Borrower shall be obligated under the terms of its indemnity hereunder in connection with such Indemnity Proceeding (subject to the exclusion of any losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party), the Borrower may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds. If any lawsuit or enforcement action is filed against any Indemnified Party entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will not relieve the Borrower from liability hereunder. After such notice, the Borrower shall be entitled, if they so elect, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of their own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Borrower’s cost, risk and expense; provided however, that the Borrower and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the Borrower would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnified Party, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnified Party and Borrower, and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Borrower, (iii) the Borrower fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, or (iv) an Event of Default shall occur and be continuing, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the fees and disbursements of such counsel; provided, however that each Indemnified Party shall, in connection with any matter covered by this Section which also involves other Indemnified Parties, use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. Should the Borrower be entitled to conduct the defense of any Indemnity Proceeding pursuant to the terms of this Section, the Indemnified Party shall cooperate (with all Claims and Expenses associated therewith to be paid by the Borrower) in all reasonable respects with the Borrower and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnified Party may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

(d)    The Lender agrees that in the event that any Indemnity Proceeding is asserted or threatened in writing or instituted against it or any other party entitled to indemnification hereunder, the Lender shall promptly notify the Borrower thereof in writing and agree, to the extent appropriate, to consult with the Borrower with a view to minimizing the cost to the Borrower of its obligations under this Section; provided that the failure to so notify the Borrower will not relieve the Borrower from liability hereunder except to the extent such failure has caused the Borrower to forfeit any substantive right of a material nature.

SECTION 8.5.    Amendments and Waivers.    Except as otherwise specifically provided herein, any provision of this Agreement or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

SECTION 8.6.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Lender.

(b)    The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Commitment and the Advances at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an Affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Notes issued to reflect such assignment.

(c)    The Lender may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance, the Note, the Commitment or any other interest of the Lender hereunder. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender’s obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Advance and the Note for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. In no event shall the Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that the Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the extension of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the reduction of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, or (iii) the reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation. The Lender shall, within 10 Business Days of such sale of a participation, provide the Borrower with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower acknowledges and agrees that the benefits of Sections 2.12 through 2.15 shall continue in effect with respect to the full amount of the Lender’s Advances and Commitment, notwithstanding its sale of participating interests therein as contemplated hereby.

(d)    Subject to the provisions of Section 8.7, the Borrower authorizes each Lender to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement.

(e)    Transferees shall be entitled to receive a greater payment under Section 2.12 or 2.13 than the Lender would have been entitled to receive with respect to the rights transferred, only if such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 2.16 requiring the Lender to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)    Anything in this Section 8.6 to the contrary notwithstanding, the Lender may assign and pledge all or any portion of the Advances owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Advances made by the Borrower to the Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Advances to the extent of such payment. No such assignment shall release the Lender from its obligations hereunder.

SECTION 8.7.    Confidentiality.    The Lender agrees to exercise its reasonable efforts and in any event not less than the same degree of care as it uses to maintain its own confidential information in maintaining the confidentiality of any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information from any one other than persons employed or retained by the Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances; provided, however that nothing herein shall prevent the Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lender, (iii) which has been publicly disclosed by means which are not violative of this Section 8.7, (iv) to the extent reasonably required in connection with any litigation to which the Lender or any of its Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any right, power of remedy hereunder or under any of the other Loan Documents, (vii) to the Lender’s legal counsel and independent auditors and (vii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing (x) to be bound by the provisions of this Section 8.7 and (y) that the Borrower is a third party beneficiary of such agreement, and (z) to return all copies of the confidential information to the Lender if the proposed assignment or participation is not consummated.

SECTION 8.8.    Georgia Law.    This Agreement and all other Loan Documents shall be construed in accordance with and governed by the law of the State of Georgia without regard to the effect of conflicts of laws.

SECTION 8.9.    Interpretation.    No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 8.10.    WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.    EACH OF THE BORROWER AND THE LENDER (A) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF GEORGIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE OF GEORGIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER, WITHIN ANY OTHER STATE OR JURISDICTION.

SECTION 8.11.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.12.    Severability.    In case any one or more of the provisions contained in this Agreement or the Note or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 8.13.    Interest.    In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Note or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Lender, then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Advances and other Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Lender does not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Lender hereunder or under the Note or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, the Borrower covenants, to the fullest extent permitted by law, that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement, the Note or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitment. The Borrower and the Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into the Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Note and the other Loan Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

SECTION 8.14.    LIMITATION OF DAMAGES.    THE LENDER SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY PERSON OR ENTITY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES WHICH MAY BE ALLEGED AGAINST IT AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[The remainder of this page has been intentionally left blank. The signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address for Notices: Four Corporate Square Atlanta, Georgia 30329-2009 Attention: Suellyn P. Tornay, Esq. Telecopier No.: 404/728-2990	GLOBAL PAYMENTS INC. By: /s/ JAMES G. KELLY James G. Kelly Chief Financial Officer

Address for Notices: SunTrust Plaza 303 Peachtree Street, NE 2nd Floor, MC-1921 Atlanta, GA 30308 Attention: Brian Peters Telecopier No.: 404/588-8833	SUNTRUST BANK By: /s/ BRIAN K. PETERS Brian K. Peters Managing Director

EXHIBIT A

FORM OF
REVOLVING CREDIT NOTE

U.S. $25,000,000	September 26, 2001 Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned GLOBAL PAYMENTS INC., a Georgia corporation (herein called the “Borrower”), hereby promises to pay to the order of SUNTRUST BANK (herein, together with any subsequent holder hereof, called the “Lender”), the lesser of (i) the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), and (ii) the outstanding principal amount of the Advances made by Lender to the Borrower pursuant to the terms of the Credit Agreement referred to below on the earlier of (x) the Facility Termination Date, and (y) the date on which all amounts outstanding under this Revolving Credit Note have become due and payable pursuant to the provisions of Article 7 of the Credit Agreement. The Borrower likewise promises to pay interest on the outstanding principal amount of each such Advance, at such interest rates, payable at such times, and computed in such manner, as are specified for such Advance in the Credit Agreement in strict accordance with the terms thereof.

The Lender shall record all Advances made pursuant to the Commitment under the Credit Agreement and all payments of principal of such Advances and, prior to any transfer hereof, shall endorse such Advances and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Advances evidenced hereby.

Any principal or, to the extent not prohibited by applicable law, interest due under this Revolving Credit Note that is not paid on the due date therefor, whether on the Facility Termination Date, or resulting from the acceleration of maturity upon the occurrence of an Event of Default, shall bear interest from the date due to payment in full at the rate as provided in Section 2.7 of the Credit Agreement.

All payments of principal and interest shall be made in lawful money of the United States of America in immediately available funds at the office of the Lender specified in the Credit Agreement.

This Revolving Credit Note is issued pursuant to the Credit Agreement dated as of September 26, 2001, between the Borrower and the Lender (as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”) and each assignee thereof becoming a “Lender” as provided therein, and the Lender is and shall be entitled to all benefits thereof. Except as otherwise expressly defined herein, capitalized terms defined in the Credit Agreement are used herein with the same meanings. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for mandatory prepayments upon the occurrence of certain events.

The Borrower agrees to make payments of principal on the Advances outstanding hereunder on the dates and in the amounts specified in the Credit Agreement for such Advances in strict accordance with the terms thereof.

This Revolving Credit Note may be prepaid in whole or in part, without premium or penalty but with accrued interest on the principal amount prepaid to the date of prepayment, and otherwise in accordance with the terms and conditions of Section 2.5 of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and all accrued interest on this Revolving Credit Note may automatically become, or be declared, due and payable in the manner and with the effect provided in the Credit Agreement. The Borrower agrees to pay, and save the Lender harmless against any liability for the payment of, all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees actually incurred by or on behalf of the Lender, arising in connection with the enforcement by the Lender of any of its rights under this Revolving Credit Note or the Credit Agreement.

This Revolving Credit Note has been executed and delivered in Georgia and the rights and obligations of the Lender and the Borrower hereunder shall be governed by and construed in accordance with the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.

The Borrower expressly waives any presentment, demand, protest or notice in connection with this Revolving Credit Note, now or hereafter required by applicable law. TIME IS OF THE ESSENCE OF THIS REVOLVING CREDIT NOTE.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed and delivered by its duly authorized officer as of the date first above written.

GLOBAL PAYMENTS INC. By: Name: Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
REVOLVING CREDIT NOTE OF
SUNTRUST BANK
DATED SEPTEMBER 26, 2001

Date	Amount of Syndicated Loan	Amount of Interest Period	Amount Paid	Unpaid Balance

EXHIBIT B

FORM OF
COMPLIANCE CERTIFICATE

To:    SunTrust Bank

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 26, 2001 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”) between Global Payments Inc. and SunTrust Bank. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected ______________ of the Borrower;

2.  I have reviewed the terms of the Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing compliance with Section 5.3 and Sections 6.1 through 6.3, inclusive, of the Agreement, all of which data and computations are true, complete and correct.

5.  Schedule II attached hereto sets forth the various financial statements, reports and deliveries which are required under the Agreement and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which has been taken, is being taking, or is being proposed to be taken with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements and reports set forth on Schedule II hereto delivered with this Certificate in support hereof, are made and delivered this __ day of __________.

Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ___________ with
Sections 5.3 and 6.1 through 6.3 inclusive, of the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Financial Statements, Reports and Deliveries